Exhibit 10.2

REVISED AND RESTATED EMPLOYMENT AGREEMENT

This Revised and Restated Employment Agreement (“Agreement”) is made as of November 5, 2009 between CASUAL MALE RETAIL GROUP, INC., a Delaware corporation with an office at 555 Turnpike Street, Canton, Massachusetts, 02021 (the “Company”), and DENNIS R. HERNREICH (the “Executive”) having an address at 660 Washington Street, 22C, Boston, Massachusetts 02111.

WITNESSETH:

WHEREAS, the Executive began working for the Company on September 4, 2000 as Senior Vice President and Chief Financial Officer and currently holds the office of Executive Vice President, Chief Operating Officer and Chief Financial Officer;

WHEREAS, the original employment agreement entered into between the Company and Executive, dated August 14, 2000 (the “Original Employment Agreement”), has been amended many times and the Company and Executive deem it desirable to set forth in writing the terms and conditions of the Executive’s employment with the Company in a comprehensive revised and restated employment agreement to be effective as of the Effective Date (defined below);

NOW, THEREFORE, in consideration of the promises and the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions herein set forth. Executive shall hold the office of Executive Vice President, Chief Operating Officer and Chief Financial Officer reporting to the Board of Directors of the Company (the “Board of Directors”).

2. TERM

The term of employment under this Agreement (the “Term of Employment”) shall be effective as of January 1, 2009 (the “Effective Date”) and shall continue until December 31, 2011 subject to prior termination in accordance with the terms hereof. Commencing January 1, 2011, this Agreement shall automatically be extended for an additional one (1) year term on each anniversary date of the Effective Date unless either party shall give the other at least ninety (90) days written notice prior to such anniversary date that it will not extend the Term of Employment.

3. COMPENSATION

(a) During the Term of Employment, as compensation for the employment services to be rendered by Executive hereunder, the Company agrees to pay to Executive, and Executive agrees to accept, an annual base salary of Six Hundred Twenty-One Thousand Nine Hundred Twenty Dollars and 00/100 Cents ($621,920.00), payable in equal bi-weekly installments in accordance with Company practice (the “Base Salary”). The Base Salary shall be reviewed at least annually to ascertain whether, in the judgment of the Compensation Committee, such Base Salary should be adjusted. If so, the adjusted Base Salary shall be adjusted for all purposes of this Agreement.

(b) In addition to the Base Salary, during the Term of Employment Executive is eligible to participate in the Company’s Annual Incentive Plan. Such incentive shall be determined and payable in accordance with the Company’s incentive program in effect at the time, subject to change from year to year in the Company’s sole discretion. Executive will participate in the Company’s incentive program and Executive’s target bonus under such plan (if all individual and Company performance conditions are met) shall be 100.0% of Executive’s actual annual base earnings (which shall be the total Base Salary as may be paid during the fiscal year (“Base Earnings”)). The actual award under the incentive program, if any, may be more or less than the target and will be based on Executive’s performance and the performance of the Company and payment will be made in accordance with and subject to the terms and conditions of the incentive program then in effect (“Annual Incentive Bonus”).

(c) In addition, during the Term of Employment Executive is eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”). Such incentive shall be determined and distributable in accordance with and subject to the terms and conditions as described in the LTIP documents subject to change from year to year in the Compensation Committee’s sole discretion. Executive will participate in the Company’s LTIP at a target incentive rate of 100.0%, of Executive’s combined actual annual Base Earnings, for the incentive period, based upon the Company’s targeted performance as defined in the LTIP documents in effect at the time of the award.

(d) The Executive shall receive such other bonuses, if any, as the Compensation Committee or the Board of Directors may in its sole and absolute discretion determine.

(e) For the bonus period in which the Company terminates the Executive’s employment pursuant to paragraph 7(a)(i) hereof or for the bonus period in which the Executive resigns his employment for “good reason” under paragraph 7 hereof, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Term of Employment terminates) of the bonus otherwise payable under paragraph 3(b) and (c) for the bonus period in which the Term of Employment ends. The amount of these pro rata bonuses shall be determined based on the Company’s performance as of the last day of the full month preceding termination of the Executive’s Term of Employment measured against the Company’s progress at that time toward its annual performance targets for these bonuses. (To illustrate, if the Executive’s employment were terminated effective August 1, and if as of July 31 the Company were on track to exceed its annual performance targets by 10%, then the Executive’s pro rata bonuses would be equal to 55% of the annual target bonuses, with bonus periods coterminous with the Company’s fiscal year.) Any amount payable under this section 3(e) shall be paid as soon as reasonably practicable following Executive’s termination of employment but in any event no later than the fifteenth (15th) day of the third (3 rd) month following the close of the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture.

4. EXPENSES

The Company shall pay or reimburse Executive, in accordance with the Company’s policies and procedures and upon presentment of suitable vouchers, for all reasonable business and travel expenses, which may be incurred or paid by Executive during the Term of Employment in connection with his employment hereunder. Executive shall comply with such restrictions and shall keep such records as the Company may reasonably deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and regulations promulgated thereunder.

5. OTHER BENEFITS

(a) During the Term of Employment, Executive shall be entitled to such vacations and to participate in and receive any other benefits customarily provided by the Company to its management (including any profit sharing, pension, 401(k), short and long-term disability insurance, medical and dental insurance and group life insurance plans in accordance with and subject to the terms of such plans, including, without limitation, any eligibility requirements contained therein), all as determined from time to time by the Compensation Committee of the Board of Directors in its discretion.

(b) The Company will, during the Term of Employment, provide Executive with an automobile allowance in the total amount of Ten Thousand Dollars and 00/100 Cents ($10,000) annually, in equal bi-weekly payments in accordance with the Company’s normal payroll practices. Executive shall pay and be responsible for all insurance, repairs and maintenance costs associated with operating the automobile. Executive is responsible for his gasoline, unless the gasoline expense is reimbursable under the Company’s policies and procedures.

(c) The Company will, during the Term of Employment, pay the insurance premiums under one or more life insurance policies on the Executive’s life pursuant to an arrangement under which $2,000,000 of the death benefit under the policy or policies would be payable to the Executive’s named beneficiary (with the Executive making the election of the designated beneficiary) upon the Executive’s death. If the Company is the owner of any such policy or policies, then upon termination of the Term of Employment for any reason other than Executive’s death, the Executive, or his assignee, may elect to purchase any or all of such policies by written notice to the Company within 60 days after the termination of the Term of Employment. The purchase price for any policy purchased by the Executive (or his assignee) from the Company pursuant to this provision shall be the greater of (i) the total amount of the premiums paid by the Company with respect to that policy, or (ii) the then cash value of the policy (excluding surrender charges or similar charges or reductions), less any policy loans. Payment of the purchase price shall be payable in cash (or such other manner, as the Company and the Executive shall agree upon) within 15 days after the Company advises the Executive of the amount of the purchase price, and the Company shall assign all of if its rights with respect to each policy being purchased immediately upon its receipt of the purchase price. If the Executive fails to elect the purchase any policy, or to timely pay the purchase price for such policy, pursuant to the foregoing provisions, then the Company shall retain all ownership rights under that policy, including, without limitation, the right to either maintain, cancel or surrender the policy at any time.

(d) Executive will be eligible to participate in the Company’s annual performance appraisal process.

(e) Executive will be entitled to such reasonable vacations and personal days as may be allowed by the Company in accordance with its customary practices, but in any event not less than 5 weeks of vacation time and 10 personal days during each fiscal year. In accordance with the Company’s policy, unused vacation and/or personal days expire at the end of a fiscal year of the Company and cannot be carried over to the next fiscal year and are not compensable. In the event Executive separates from service during a fiscal year, he shall receive payment for all unused vacation days which he has accrued up to the date of termination of the Term of Employment, but he shall not be paid for any unused personal days.

(f) The Company will maintain directors and officers liability insurance coverage (which shall include employment practices liability coverage) in a commercially reasonable amount, consistent with prior practice, to indemnify Executive from any claims made against him in his capacity as Executive Vice President, Chief Operating Officer, and/or Chief Financial Officer.

(g) It being the intent of the Company to provide maximum protection available under the law to its officers and directors, the Company shall indemnify the Executive for any of his actions or omissions in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, to the full extent the Company is permitted or required to do so by the General Company Law of Delaware as the same exists or hereafter may be amended. Such indemnification shall include payment by the Company, in advance of the final disposition of a civil or criminal action, suit or proceedings, of expenses incurred by Executive, in his capacity as an officer or director of the Company or any subsidiary or affiliate of the Company, in defending any such action, suit or proceeding upon receipt of any undertaking by or on behalf of Executive to repay such payment if it shall ultimately be determined that he is not entitled to be indemnified by the Company. The Company may accept any such undertaking without reference to the financial ability of the Executive to make such repayment. As used in this paragraph, the terms “director” and “officer” include their respective heirs, executors, and administrators.

(h) The Company will, during the Term of Employment, pay the insurance premium for Long Term Disability insurance policies for Executive that provide aggregate benefits equal to Thirty Thousand Dollars ($30,000) per month if and to the extent available on commercially reasonable terms.

(i) If the Company terminates the Executive’s employment pursuant to paragraph 7(a)(i) hereof or if the Executive resigns his employment for “good reason” under paragraph 7 hereof, then, in addition to the other benefits and subject to the other conditions specified herein, the Company shall (a) pay the Executive the cash value of any unvested cash elected under the LTIP, (b) redeem any unvested restricted stock elected under the LTIP, and (c) pay the Executive the cash value of any Company stock that Executive would have held had he been permitted on the termination date to exercise any unvested stock options under the LTIP, minus the exercise price. Any amount payable under this section 5(i) shall be paid as soon as reasonably practicable following Executive’s termination of employment but in any event no later than the fifteenth (15th) day of the third (3rd) month following the close of the calendar year in which the bonus is no longer subject to a substantial risk of forfeiture.

6. DUTIES

(a) Executive shall perform such duties and functions consistent with the position of Executive Vice President, Chief Operating Officer and Chief Financial Officer and/or as the Board of Directors shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to the direction of, the Board of Directors.

(b) During the Term of Employment, Executive shall devote substantially all of his time and attention, vacation time and absences for sickness excepted, to the business of the Company, as necessary to fulfill his duties. Executive shall perform the duties assigned to him with fidelity and to the best of his ability. Notwithstanding anything herein to the contrary, and subject to the foregoing, Executive may engage in other activities so long as such activities do not unreasonably interfere with Executive’s performance of his duties hereunder and do not violate paragraph 10 hereof.

(c) The principal location at which the Executive shall perform his duties hereunder shall be at the Company’s offices in Canton, Massachusetts or at such other location as may be temporarily designated from time to time by the Board of Directors. Notwithstanding the foregoing, Executive shall perform such services at such other locations as may be required for the proper performance of his duties hereunder, and Executive recognizes that such duties may involve travel.

(d) Nothing in this paragraph 6 or elsewhere in this Agreement shall be construed to prevent Executive from investing or trading in nonconflicting investments as he sees fit for his own account, including real estate, stocks, bonds, securities, commodities or other forms of investments, provided such activities do not unreasonably interfere with Executive’s performance of his duties hereunder.

7. TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION

(a) The Term of Employment may be terminated by the Board of Directors at any time:

(i) upon the determination by the Board of Directors that Executive’s performance of his duties has not been fully satisfactory for any reason which would not constitute justifiable cause (as hereinafter defined) or for other business reasons necessitating termination which do not constitute justifiable cause, in either case upon thirty (30) days’ prior written notice to Executive; or

(ii) upon the determination by the Board of Directors that there is justifiable cause (as hereinafter defined) for such termination. For any termination under this paragraph 7(a)(ii), Executive and Executive’s counsel will have a ten (10) day period (which shall be extended by the Company upon reasonable request) after receipt of notice of such termination to speak with at least one member of the Compensation Committee and an attorney of Company’s choosing to determine what Executive must do to cure (if curable). In order for a cure to be effective, a majority of the Board of Directors must vote to accept the cure, and such acceptance shall not be unreasonably denied.

(b) The Term of Employment shall terminate upon:

(i) the death of Executive;

(ii) the date on which the Board of Directors elects to terminate the Term of Employment by reason of the “disability” of Executive (as hereinafter defined in Subsection (c) herein) pursuant to Subsection (g) hereof; or

(iii) Executive’s resignation of employment.

In the event that the Term of Employment terminates by reason of the Executive’s death in accordance with this paragraph 7(b)(i), the Executive’s disability pursuant to this paragraph 7(b)(ii), or Executive’s retirement on or after age 65, the Executive shall be entitled to the pro-rata bonus under the Company’s Annual Incentive Plan as set forth in paragraph 3(b) of this Agreement based on the number of days of active employment in the fiscal year, provided there is an earned payout for that Plan Year (as defined in the Plan) and all other eligibility requirements are met. Such payment shall be made when all other payments are made under the Plan.

(c) For the purposes of this Agreement, the term “disability” shall mean the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform his duties for a period of three (3) consecutive months or for a total of six (6) months (whether or not consecutive) in any twelve (12) month period during the term of this Agreement, as reasonably determined by the Board of Directors after examination of Executive by an independent physician reasonably acceptable to Executive.

(d) For the purposes hereof, the term “justifiable cause” shall mean: any material breach of this Agreement which is not curable or is not cured under Paragraph 7(a)(ii); Executive’s breach of any material written policies, rules or regulations which have been adopted by the Company; Executive’s performance of any act or his failure to act, as to which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or its subsidiaries or affiliates, or a crime or offense constituting a felony in the jurisdiction involved, would have occurred; Executive’s embezzlement of funds or assets of the Company or any of its subsidiaries or affiliates; Executive’s conviction of, plea of guilty to, or plea of nolo contendere to any felony; Executive’s unauthorized disclosure to any person, firm or corporation of any “confidential information” (as defined in paragraph 12(a) hereof) of the Company or any of its subsidiaries or affiliates; Executive’s usurpation of a corporate opportunity of the Company or any of its subsidiaries or affiliates; Executive’s engaging in any business other than the business of the Company or its subsidiaries or affiliates which materially interferes with the performance of his duties hereunder; and Executive’s breach of any of the representations and warranties in paragraph 9 hereof. Upon termination of the Term of Employment for justifiable cause, this Agreement shall terminate immediately and Executive shall not be entitled to any amounts or benefits hereunder other than such portion of Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 4 hereof as have been accrued through the date of the termination of the Term of Employment.

(e) If the Board of Directors terminates the Term of Employment without “justifiable cause” as provided in Subsection 7(a)(i) hereof or the Executive resigns with Good Reason as defined herein, the Company shall pay Executive an amount equal to the sum of (1) the Executive’s monthly Base Salary then in effect (or, in the event of a resignation for Good Reason based on a material diminution in the Executive’s base compensation, the Executive’s monthly Base Salary that was in effect immediately before said material diminution) plus (2) a monthly amount calculated by dividing by twelve the average of the sum of (i) the Annual Incentive Bonuses (as set forth in paragraph 3(b) hereof) earned, and (ii) the cash amounts paid to Executive pursuant to an LTIP incentive (as set forth in paragraph 3(c) hereof) or the cash value of the options or stock issued to Executive as of the date actually issued, during each of the two most recent fiscal years of the Company, with the monthly sum of (1) plus (2) payable for 24 consecutive months commencing with the first payroll period that begins at least 30 days after the termination of the Executive’s Term of Employment conditioned upon the Executive having provided the Company with an executed general release in the form attached hereto as Exhibit A (subject to such modifications as the parties reasonably may agree upon) (the “General Release”) and the time for Executive’s revocation of the General Release having expired. Such payments shall be made in accordance with the Company’s customary payroll practices until paid in full. In addition, during the 24 month period described in this Paragraph, the Company shall continue to pay the portion, if any, of the premiums that were being paid by the Company immediately prior to the termination of the Term of Employment, for coverage under the Company’s health plan for the Executive and his dependents. Any payment pursuant to this paragraph 7(e) is contingent upon Executive’s execution of the General Release within 21 days after termination of the Term of Employment (and the Executive’s not revoking that release), and will be in lieu of payments to which Executive might have been entitled under any other severance plan of the Company.

(f) If Executive shall die during the Term of Employment, the Term of Employment shall terminate immediately. In such event, the estate of Executive shall thereupon be entitled to receive such portion of Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 4 as have been accrued through the date of his death.

(g) Upon Executive’s “disability”, the Board of Directors shall have the right to terminate the Term of Employment. Notwithstanding any inability to perform his duties, Executive shall be entitled to receive his Base Salary until he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to paragraph 5 of this Agreement. Any termination pursuant to this Subsection (g) shall be effective on the earlier of (i) the date 30 days after which Executive shall have received written notice of the Board of Directors election to terminate or (ii) the date he begins to receive long-term disability insurance benefits under the policy provided by the Company pursuant to paragraph 5 hereof.

(h) Upon the resignation of Executive in any capacity, that resignation will be deemed to be a resignation from all offices and positions that Executive holds with respect to the Company and any of its subsidiaries or affiliates. In the event of Executive’s resignation without Good Reason, he shall be entitled only to receive such portion of his annual Base Salary and reimbursement of expenses pursuant to paragraph 4 as have been accrued through the date of his resignation.

(i) “Good Reason” means the occurrence of any of the following: (i) a material diminution in the Executive’s base compensation; (ii) a material diminution in the Executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which the Executive must perform the services under this Agreement; or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. For purposes of this Employment Agreement, Good Reason shall not be deemed to exist unless the Executive’s termination of employment for Good Reason occurs within 2 years following the initial existence of one of the conditions specified in clauses (i) through (iv) above, the Executive provides the Board of Directors with written notice of the existence of such condition within 90 days after the initial existence of the condition, and the Board of Directors fails to remedy the condition within 30 days after its receipt of such notice.

(j) Change of Control. In the event the Term of Employment is terminated by the Company without justifiable cause (as defined herein), or Executive resigns with Good Reason (as defined herein), within one (1) year after a Change of Control has occurred, Executive shall receive in full satisfaction of any obligation relating to Executive’s employment or the termination thereof an amount equal to the sum of two times the Executive’s Base Salary, and two times the Executive’s target Annual Incentive Bonus for the fiscal year in which the Change of Control occurs. The Company shall pay the amount required under the preceding sentence in a single payment thirty (30) days after termination of the Term of Employment, subject to and conditioned upon the Executive’s execution of the release required pursuant to paragraph 7(k) hereof and such release becoming irrevocable. For the purposes of the foregoing, Change of Control shall have the meaning set forth in Exhibit B hereto. Any payments made pursuant to this paragraph (j) will be in lieu of payments to which Executive might have been entitled under paragraph 7(e) of this Agreement or under any other severance plan of the Company. The payments under this Agreement shall be reduced if and to the extent necessary to avoid any payments or benefits to Executive being treated as “excess parachute payments” within the meaning of Internal Revenue Code Section 280G(b)(i).

(i) All determinations relating to whether any payments otherwise required pursuant to this paragraph 7(j) need to be reduced shall be made by Grant Thornton or, at the Executive’s option, any other nationally or regionally recognized firm of independent public accountants selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld or delayed (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the date of termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any payments to be made hereunder. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the payments shall be eliminated or reduced consistent with the requirements of this paragraph 7(j), provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the payments shall be eliminated or reduced consistent with the requirements of this paragraph 7(j) and shall notify the Executive promptly of such election. Notwithstanding the foregoing, if and to the extent necessary to avoid a violation of Section 409A of the Code, no amounts payable under any “nonqualified deferred compensation plan” subject to Section 409A of the Code shall be reduced until after all other payments have been reduced. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this paragraph 7(j) shall be borne by the Company.

(ii) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that payments will have been made by the Company which should not have been made (“Overpayment”) or that additional payments which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(k) Any payment pursuant to paragraph 7(e) or 7(j) shall be contingent upon Executive’s execution of the General Release within 21 days after termination of the Term of Employment, and the Executive’s not revoking that release.

(l) Clawback. If, after the termination of the Term of Employment for any reason other than by the Company for justifiable cause:

(i) it is determined in good faith by the Board of Directors within twelve (12) months after the termination of the Term of Employment (the “Termination Date”) that the Executive’s employment could have been terminated by the Company for justifiable cause under paragraph 7(d) hereof (unless the Board of Directors knew or should have known that as of the Termination Date, the Executive’s employment could have been terminated for justifiable cause in accordance with paragraph 7(d) hereof); or

(ii) the Executive breaches any of the provisions of paragraph 10, then, in addition to any other remedy that may be available to the Company in law or equity and/or pursuant to any other provisions of this Agreement, the Executive’s employment shall be deemed to have been terminated for justifiable cause retroactively to the Termination Date and the Executive also shall be subject to the following provisions:

(A) the Executive shall be required to pay to the Company, immediately upon written demand by the Board of Directors, all amounts paid to him by the Company, whether or not pursuant to this Agreement (other than such portion of Executive’s Base Salary and reimbursement of expenses pursuant to paragraph 4 hereof as have been accrued through the date of the termination of the Term of Employment), on or after the Termination Date (including the pre-tax cost to the Company of any benefits that are in excess of the total amount that the Company would have been required to pay to the Executive if the Executive’s employment with the Company had been terminated by the Company for justifiable cause in accordance with paragraph 7(d) above);

(B) all vested and unvested Awards (as that term is defined in the 2006 Incentive Compensation Plan) then held by the Executive shall immediately expire; and

(C) the Executive shall be required to pay to the Company, immediately upon written demand by the Board of Directors, an amount equal to any Gains resulting from the exercise or payment of any Awards (as that term is defined in the 2006 Incentive Compensation Plan) at any time on or after, or during the one year period prior to, the Termination Date. For these purposes, the term “Gain” shall mean (i) in the case of each stock option or stock appreciation right (“SAR”), the difference between the fair market value per share of the Company’s common stock underlying such option or SAR as of the date on which the Executive exercised the option or SAR, less the exercise price or grant price of the option or SAR; and (ii) in the case of any Award other than a stock option or SAR that is satisfied by the issuance of Common Stock of the Company, the value of such stock on the Termination Date, and (iii) in the case of any Award other than a stock option or SAR, that is satisfied in cash or any property other than Common Stock of the Company, the amount of cash and the value of the property on the payment date paid to satisfy the Award.

8. COMPLIANCE WITH SECTION 409A

(a) General. It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive).

(b) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of the Executive’s employment shall be made unless and until the Executive incurs a “separation from service” within the meaning of Section 409A.

(c) 6 Month Delay for “Specified Employees”.

(i) If the Executive is a “specified employee”, then, if and to the extent required to comply with Section 409A, no payment or benefit that is payable on account of the Executive’s “separation from service”, as that term is defined for purposes of Section 409A, shall be made before the date that is six months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A and such deferral is required to comply with the requirements of Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. There shall be added to any payments that are delayed pursuant to this provision interest at the prime rate as reported in the Wall Street Journal for the date on which the Executive separation from service from the date on which the payment otherwise would have been made until the date on which payment is made.

(ii) For purposes of this provision, the Executive shall be considered to be a “specified employee” if, at the time of his or her separation from service, the Executive is a “key employee”, within the meaning of Section 416(i) of the Code, of the Company (or any person or entity with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code) any stock in which is publicly traded on an established securities market or otherwise.

(d) No Acceleration of Payments. Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f) Taxable Reimbursements.

(i) Any reimbursements by the Company to the Executive of any eligible expenses under this Agreement that are not excludable from the Executive’s income for Federal income tax purposes (the “Taxable Reimbursements) shall be made by no later than the earlier of the date on which they would be paid under the Company’s normal policies and the last day of the taxable year of the Executive following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements to be provided to the Executive during any taxable year of the Executive shall not affect the expenses eligible for reimbursement to be provided in any other taxable year of the Executive.

(iii) The right to Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit.

9. REPRESENTATION AND AGREEMENTS OF EXECUTIVE

(a) Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of his duties hereunder.

(b) Executive agrees to submit to a medical examination and to cooperate and supply such other information and documents as may be required by any insurance company in connection with the Company’s obtaining life insurance on the life of Executive, and any other type of insurance or fringe benefit as the Company shall determine from time to time to obtain.

(c) Executive represents and warrants that he has never been convicted of a felony and he has not been convicted or incarcerated for a misdemeanor within the past five years, other than a first conviction for drunkenness, simple assault, speeding, minor traffic violations, affray, or disturbance of the peace.

(d) Executive represents and warrants that he has never been a party to any judicial or administrative proceeding that resulted in a judgement, decree, or final order (i) enjoining him from future violations of, or prohibiting any violations of any federal or state securities law, or (ii) finding any violations of any federal or state securities law.

Any breach of any of the above representations and warranties is “justifiable cause” for termination under paragraph 7(d) of this Agreement.

10. NON-COMPETITION

(a) Executive agrees that during the Term of Employment and during the one (1) year period immediately following the Termination Date (the “Non-Competitive Period”), Executive shall not, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, accept any competitive business on behalf of, or have any connection with any business which is competitive with products or services of the Company or any subsidiaries or affiliates, in any geographic area in which the Company or any of its subsidiaries or affiliates are then conducting or proposing to conduct business, including, without limitation, the United States of America and its possessions, Canada and Europe; provided, however, that Executive may own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, Executive shall not, during the Non-Competitive Period, directly or indirectly, request or cause any suppliers or customers with whom the Company or any of its subsidiaries or affiliates has a business relationship to cancel or terminate any such business relationship with the Company or any of its subsidiaries or affiliates or otherwise compromise the Company’s good will or solicit, hire, interfere with or entice from the Company or any of its subsidiaries or affiliates any employee (or former employee who has been separated for less than 12 months) of the Company or any of its subsidiaries or affiliates.

(b) If any portion of the restrictions set forth in this paragraph 10 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. For the purposes of this paragraph 10, a business competitive with the products and services of the Company (or such subsidiaries or affiliates) is limited to a specialty retailer which primarily distributes, sells or markets so-called “big and tall” apparel of any kind for men or which utilizes the “big and tall” retail or wholesale marketing concept as part of its business.

(c) Executive acknowledges that the Company conducts business throughout the world, that Executive’s duties and responsibilities on behalf of the Company are of a worldwide nature, that its sales and marketing prospects are for continued expansion throughout the world and therefore, the territorial and time limitations set forth in this paragraph 10 are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries or affiliates. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

(d) The existence of any claim or cause of action (a claim or cause of action is defined as a claim or cause of action which results from a breach of the terms and provisions of this Agreement by the Company, regardless of whether the breach is material) by Executive against the Company or any subsidiary or affiliate shall not constitute a defense to the enforcement by the Company or any subsidiary or affiliate of the foregoing restrictive covenants, but such claim or cause of action shall be litigated separately.

11. INVENTIONS AND DISCOVERIES

(a) Upon execution of this Agreement and thereafter, Executive shall promptly and fully disclose to the Company, and with all necessary detail for a complete understanding of the same, all existing and future developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and Methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the period of his employment with, or rendering of advisory or consulting services to, the Company or any of its subsidiaries or affiliates, solely or jointly with others, in or relating to any activities of the Company or its subsidiaries or affiliates known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively the “Subject Matter”).

(b) Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company, all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company any and all drawings, notes, specifications and data relating to the Subject Matter, and to execute, acknowledge and deliver all such further papers, including applications for copyrights or patents, as may be necessary to obtain copyrights and patents for any thereof in any and all countries and to vest title thereto to the Company. Executive shall assist the Company in obtaining such copyrights or patents during the term of this Agreement, and at any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, after the Term of Employment that Executive shall be compensated in a timely manner at the rate of $800.00 per day (or portion thereof), plus out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony if it is required after the termination of this Agreement.

12. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

(a) Executive acknowledges that the Company possesses certain confidential and propriety information that has been or may be revealed to him or learned by Executive during the course of Executive’s employment with the Company and that it would be unfair to use that information or knowledge to compete with or to otherwise disadvantage the Company. Executive shall not, during the term of this Agreement or at any time following termination of this Agreement, directly or indirectly, disclose or permit to be known (other than as is required in the regular course of his duties (including without limitation disclosures to the Company’s advisors and consultants), as required by law (in which case Executive shall give the Company prior written notice of such required disclosure) or with the prior written consent of the Board of Directors, to any person, firm, corporation, or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment or the rendering of his advisory or consulting services hereunder, relating to the Company or any of its subsidiaries or affiliates, the directors of the Company or its subsidiaries or affiliates, any supplier or customer of the Company or any of their subsidiaries or affiliates, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including, but not limited to, the business affairs of each of the foregoing. Such confidential information shall include, but shall not be limited to, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, financial data, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, supplier lists, customer lists and any other documents embodying such confidential information. This confidentiality obligation shall not apply to any confidential information, which is or becomes publicly available other than pursuant to a breach of this paragraph 12(a) by Executive.

(b) All information and documents relating to the Company and its subsidiaries or affiliates as herein above described (or other business affairs) shall be the exclusive property of the Company, and Executive shall use commercially reasonable best efforts to prevent any unauthorized publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof then in Executive’s possession or control shall be returned and left with the Company.

13. SPECIFIC PERFORMANCE

Executive agrees that if he breaches, or threatens to commit a breach of, any enforceable provision of paragraphs 10, 11 or 12 (the “Restrictive Covenants”), the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to the Company under law and in equity, the right to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, it being agreed that any such breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Notwithstanding the foregoing, nothing herein shall constitute a waiver by Executive of his right to contest whether such a breach or threatened breach of any Restrictive Covenant has occurred. In the event of litigation between the parties to this Agreement regarding their respective rights and obligations under paragraphs 10, 11, or 12 hereof, the prevailing party shall be entitled to recover from the other all attorneys’ fees and expenses reasonably incurred in obtaining a ruling in the prevailing party’s favor. Any such damages, attorneys’ fees and costs shall be in addition to and not in lieu of any injunctive relief that may be available to the Company.

14. AMENDMENT OR ALTERATION

No amendment or alteration of the terms of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

15. GOVERNING LAW

This Agreement shall be governed by, and construed and enforced in accordance with the substantive laws of The Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

16. SEVERABILITY

The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

17. NOTICES

Any notices required or permitted to be given hereunder shall be sufficient if in writing, and if delivered by hand or courier, or sent by certified mail, return receipt requested, to the addresses set forth above or such other address as either party may from time to time designate in writing to the other, and shall be deemed given as of the date of the delivery or of the placement of the notice in the event mail.

18. WAIVER OR BREACH

It is agreed that a waiver by either party of a breach of any provision of this Agreement shall not operate, or be construed as a waiver of any subsequent breach by that same party.

19. ENTIRE AGREEMENT AND BINDING EFFECT

This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributors, successors and assigns and supersedes any and all prior agreements between the parties, whether oral or written, including without limitation the Employment Agreement between the Company and Executive dated as of August 14, 2000, as amended. This Agreement may not be modified except upon further written agreement executed by both parties. Executive agrees that the Board of Directors may in its sole discretion, during the term of Executive’s employment with the Company and thereafter, provide copies of this Agreement (or excerpts of the Agreement) to others, including businesses or entities that may employ, do business with, or consider employing Executive in the future. Executive further agrees that any subsequent change or changes in his duties, compensation or areas of responsibility shall in no way affect the validity of this Agreement or otherwise render inapplicable any of the provisions of paragraphs 10 through 13 of this Agreement, which shall remain in full force and effect except as may be modified by a subsequent written agreement.

20. RESOLUTION OF DISPUTES

Any and all disputes arising under or in connection with this Agreement shall be resolved in accordance with this paragraph 20 and paragraph 15.

The parties shall attempt to resolve any dispute, controversy or difference that may arise between them through good faith negotiations. In the event the parties fail to reach resolution of any such dispute within thirty (30) days after entering into negotiations, either party may proceed to institute action in any state or federal court located within the Commonwealth of

Massachusetts, which courts shall have exclusive jurisdiction, and each party consents to the personal jurisdiction of any such state or federal court. Both parties waive their right to a trial by jury.

21. NON-DISPARAGEMENT

Executive agrees not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors, trustees, and employees or the services or programs provided or to be provided by the Company and the Company agrees not to make any disparaging, critical or otherwise detrimental comments to any person or entity concerning Executive.

22. COOPERATION Following the Term of Employment, the Executive shall give his assistance and cooperation willingly, upon reasonable advance notice with due consideration for his other business or personal commitments, in any matter relating to his position with the Company, or his expertise or experience as the Company may reasonably request, including his attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceedings relating to matters in which he was involved or potentially had knowledge by virtue of his employment with the Company. In no event shall his cooperation materially interfere with his services for a subsequent employer or other similar service recipient. To the extent permitted by law, the Company agrees that (i) it shall promptly reimburse the Executive for his reasonable and documented expenses in connection with his rendering assistance and/or cooperation under this paragraph 22 upon his presentation of documentation for such expenses and (ii) the Executive shall be reasonably compensated for any continued material services as required under this paragraph 22 at a rate greater than or equal to that specified in paragraph 11(b) hereof.

23. FURTHER ASSURANCES

The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

24. SUBSIDIARIES AND AFFILIATES

For purposes of this Agreement:

(a) “affiliate” means any entity that controls, is controlled by, or is under common control with, the Company, and “control” means the power to exercise a controlling influence over the management or policies of an entity, unless such power is solely the result of an official position with such entity; and

(b) “subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors (or similar governing body of a non-corporate entity) or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

25. HEADINGS

The paragraph headings appearing in this Agreement are for the purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

26. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

27. SURVIVAL

Except as otherwise expressly provided herein, the termination of Executive’s employment hereunder or the expiration of this Agreement shall not affect the enforceability of paragraphs 7 through 27 hereof, which shall survive such termination or expiration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, under seal, as of the date and year first above written.

CASUAL MALE RETAIL GROUP, INC.

By:	/s/ GEORGE T. PORTER, JR.	Date: November 13, 2009
Name:	George T. Porter, Jr.
Its:	Chairman of the Compensation Committee

By:	/s/ DAVID A. LEVIN	Date: November 13, 2009
Name:	David A. Levin
Its:	President, CEO

/S/ DENNIS R. HERNREICH		Date: November 13, 2009
Dennis R. Hernreich

EXHIBIT A

FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

1. Dennis R. Hernreich (“Executive”), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for good and valuable consideration to be paid after the date of my termination as set forth in the Employment Agreement to which this release is attached as Exhibit A (the “Employment Agreement”), does hereby release and forever discharge Casual Male Retail Group, Inc. (the “Company”), its subsidiaries, affiliated companies, successors and assigns, and their respective current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the “Released Parties”) from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive’s employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment. Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act (“ADEA”) and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans. Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof. Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof. Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments pursuant to paragraph 7 of the Employment Agreement, or any accrued but unpaid benefits under any employee benefit plan maintained by the Company (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (v) any rights as a holder of equity securities of the Company, and (vi) any rights or claims that, by law, may not be waived, including claims for unemployment compensation and workers’ compensation. Nothing contained in this Agreement prevents you from filing a charge, cooperating with or participating in any investigation or proceeding before any federal or state Fair Employment Practices Agency, including, without limitation, the Equal Employment Opportunity Commission, except that you acknowledge that you will not be able to recover any monetary benefits in connection with any such claim, charge or proceeding.

2. Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a “Proceeding”); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

3. Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier. Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

4. Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within such State.

5. Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

6. This General Release of Claims shall take effect on the eighth day following Executive’s execution of this General Release of Claims unless Executive’s written revocation is delivered to the Company within seven (7) days after such execution.

/s/ Dennis R. Hernreich
Dennis R. Hernreich

Dated: , 2

EXHIBIT B

DEFINITION OF “CHANGE OF CONTROL”

(a) For purposes of this contract, the term “Change of Control” shall mean the occurrence of any one of the following events:

(i) Change in Ownership. The acquisition of ownership of the Company’s stock by any one person or group that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of such stock, provided that stock in the Company remains outstanding after any such transaction, and further provided that if a person or group owns (or is treated under the Code as owning) more than 50% of the total fair market value or total voting power of such stock, the acquisition of additional stock in the Company by such person or group will not result in a Change of Control. For purposes of the preceding sentence, an increase in the percentage of Company stock owned by any person or group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of Company stock.

(ii) Change in Effective Control. Either of the following transactions:

(A) The acquisition of ownership of the Company’s stock possessing 50% or more of the total voting power of all Company stock by any one person or group during the 12-month period ending on the date of the most recent acquisition of Company stock by such person or group; or

(B) The replacement of more than 50% of the Company’s Board of Directors during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such board as constituted before the date of the appointment or election.

(iii) Change in Ownership of Company Assets. The acquisition of all or substantially all of the total gross fair market value of the Company’s assets by any one person or group during the 12-month period ending on the date of the most recent acquisition of assets of the Company by such person or group. For purposes of the preceding sentence, “gross fair market value” means the value of the Company’s assets or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets, and the total gross fair market value of all of the Company’s assets is determined immediately before the 12-month period. Notwithstanding anything to the contrary, a Change of Control resulting from a transfer of Company assets will not occur if the assets are transferred to:

(A) A shareholder of the Company immediately before such transfer in exchange for or with respect to Company stock;

(B) An entity, 50% or more of the total value or voting power of which is owned immediately after the transfer of the assets, directly or indirectly, by the Company;

(C) A person or group that owns immediately after the transfer of the assets, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of the Company, or an entity, at least 50% of the total value or voting power of which is owned immediately after the transfer of the assets, directly or indirectly, by such person or group.

(b) Definition of Group. For purposes of determining whether a Change of Control has occurred, the term, “group,” as used in subsection (a) of this Exhibit, includes persons that are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

(c) Interpretation. The definition of Change of Control in this Exhibit is intended to be in conformity with the requirements of Section 409A of the Code and regulations issued thereunder, and any interpretation of such definition is to be guided by this objective.